EXHIBIT 23A


                         CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in this Annual Report (Form 10-K) of One Valley Bancorp, Inc., of our report dated January 19, 1999, included in the 1998 Annual Report to Shareholders of One Valley Bancorp, Inc.

        We also consent to the incorporation by reference in the Registration Statement, pertaining to the Amended 1983 Incentive Stock Option Plan (Form S-8, No. 2-90738) and pertaining to the 1993 Incentive Stock Option Plan (Form S-8, No. 33-66700) of One Valley Bancorp, Inc., of our report dated January 19, 1999, with respect to the consolidated financial statements of One Valley Bancorp, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1998.


                                                   /s/ Ernst & Young LLP

Charleston, West Virginia
March 25, 1999

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